To the Board of Directors and Stockholders of

FinancialContent, Inc.


We consent to the incorporation by reference in this registration statement (No. 000-28377) on Form SB2 of FinancialContent, Inc., of our report dated August 29, 2005 (except Note 2 and Note 7 - "Beneficial Conversion Feature", which are March 23, 2006) relating to the consolidated balance sheets of FinancialContent, Inc., as of June 30, 2005 and 2004 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended, which report is included in the June 30, 2005 annual report on Form 10-KSB/A of FinancialContent, Inc.


/s/ Pohl, McNabola, Berg & Company LLP
--------------------------------------
Pohl, McNabola, Berg & Company LLP


San Francisco, California

March 30, 2006